Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      We consent to the incorporation by reference in Registration Statement No. 333-70567 on Form S-8 of our report dated September 27, 2006 relating to the financial statements of Magellan Petroleum Corporation, appearing in this Annual Report on Form 10-K of Magellan Petroleum Corporation for the year ended June 30, 2006.

/s/ Deloitte & Touche LLP
Hartford, Connecticut
September 27, 2006